Exhibit 99.1

Innovate Biopharmaceuticals Announces Entry Into Securities Purchase Agreement to Fund Initiation of the First Phase 3 Celiac Disease Clinical Trial

RALEIGH, N.C., March 18, 2019 (GLOBE NEWSWIRE) - Innovate Biopharmaceuticals, Inc. (“Innovate” or the “Company”) (Nasdaq: INNT), a clinical stage biotechnology company focused on developing novel autoimmune and inflammation therapeutics, announced that on March 17, 2019, it entered into an agreement (the “Agreement”) with SDS Capital Partners II LLC and certain other accredited investors (together, the “Purchasers”) providing for the sale by the Company at a purchase price of $2.33 per share as further described below of up to 4,291,845 shares (the “Shares”) of its common stock (the “Common Stock”), up to 2,575,107 five-year term warrants with an exercise price as further described below at a premium to the purchase price and up to 4,291,845 12-month term warrants at an exercise price of $4.00 (total of up to 6,866,952 shares of Common Stock).

The Company intends to use the net proceeds from this offering to fund initiation of the first Phase 3 clinical trial of its lead program for celiac disease, INN-202, and for working capital and general corporate purposes.

The 12 month warrants will be immediately exercisable at a price of $4.00 per share for one year, and the five year warrants will be exercisable beginning on the six month anniversary of their issuance at a price equal to the greater of (a) 125% of the volume weighted average price of the Common Stock for the 20 day period prior to the closing date of the private placement and (b) the closing price of the Common Stock immediately prior to the closing date of the private placement. If the volume weighted average price of our stock exceeds $5.25 for 10 consecutive days following their issue dates, we will have the right to call the 12 month warrants for cash exercise. The exercise prices of the warrants will be subject to adjustment for, among other things, stock splits, reverse splits, and similar capital transactions, and the warrant holders will have certain rights on an as-exercised basis as holders of Common Stock in the event of certain distributions and fundamental transactions. The warrants will be exercisable on a “cashless” basis only in certain circumstances.

The Agreement contains customary representations, warranties, covenants, closing conditions and indemnification obligations. The Agreement contains a 45 day prohibition on certain sales or issuances of Common Stock or securities convertible or exchangeable into Common Stock without the prior written consent of the Purchasers, subject to certain exceptions. The Company has agreed to file a registration statement for resale of the shares underlying the warrants within 60 days of the date of the Agreement.

The Shares are being issued pursuant to the Company’s shelf registration statement declared effective by the Securities and Exchange Commission on July 13, 2018 and a prospectus supplement dated March 17, 2019 to the registration statement. The issuance of the warrants is being made in reliance on the exemption provided by Section 4(a)(2) of the Securities Act of 1933, as amended, for the offer and sale of securities not involving a public offering and Regulation D promulgated thereunder.

The closing of the sale of the Shares and the concurrent private placement of warrants is expected to occur on March 18, 2018. There can be no assurance that we will close the offering or the private placement, or with the respect to the amount of proceeds to be received therefrom.

About Innovate Biopharmaceuticals, Inc. (Nasdaq: INNT):
Innovate is a clinical stage biotechnology company focused on developing novel therapeutics for autoimmune and inflammatory diseases. Innovate’s lead drug candidate, larazotide acetate, has a mechanism of action that renormalizes the dysfunctional intestinal barrier by decreasing intestinal permeability and reducing antigen trafficking, such as gliadin fragments in celiac disease, and bacterial toxins and immunogenic antigens in nonalcoholic steatohepatitis (NASH). In several diseases, including celiac disease, NASH, Crohn’s disease, ulcerative colitis, irritable bowel syndrome (IBS), type 1 diabetes mellitus (T1DM), chronic kidney disease (CKD), the intestinal barrier is dysfunctional with increased permeability.

Forward Looking Statements
This press release includes forward-looking statements including, but not limited to, statements related to the development of drug candidates, our operations, business strategy, corporate updates and capital raising activities. The forward-looking statements contained in this press release are based on management’s current expectations and are subject to substantial risks, uncertainty and changes in circumstances. Actual results may differ materially from those expressed by these expectations due to risks and uncertainties, including, among others, those related to our ability to obtain additional capital on favorable terms to us, or at all, including, without limitation, to fund our current and future preclinical studies and clinical trials and the success, timing and cost of our drug development program and our ongoing or future preclinical studies and clinical trials, including, without limitation, the possibility of unfavorable new clinical and preclinical data and additional analyses of existing data, as well as the risks that prior clinical and preclinical results may not be replicated. These risks and uncertainties include, but may not be limited to, those described in our Quarterly Report on Form 10-Q filed with the SEC on November 13, 2018, and in any subsequent filings with the SEC. Forward-looking statements speak only as of the date of this press release, and we undertake no obligation to review or update any forward-looking statement except as may be required by applicable law.

SOURCE: Innovate Biopharmaceuticals, Inc.

Contact:
Jennifer K. Zimmons, Ph.D.
Investor Relations
Tel: +1-917-214-3514
Email: jzimmons@innovatebiopharma.com
www.innovatebiopharma.com